SUPPLEMENTAL ERISA COMPENSATION PLAN
                        of CITIBANK, N.A. and AFFILIATES

               (as amended and restated effective January 1, 1989)


The purpose of this Plan is solely to provide benefits to an individual who is a Participant in the Retirement Plan of Citibank, N.A. and Affiliates (the "Retirement Plan") and a member of a select group of management or highly compensated employees for purposes of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

The terms and provisions of this Plan are as follows:

1. As used in this Plan, the terms "Employer", "Participant", "Normal Retirement Income", "Early Retirement Income", "Disability Retirement Income", "Survivorship Retirement Income", "Additional Early Retirement Benefit" and "Additional Disability Retirement Benefit" shall have the same meaning as given to them under the Retirement Plan. References herein to provisions of the Retirement Plan shall be deemed to refer also to such provisions as modified or amended.

2. As long as the Retirement Plan shall remain in effect, there shall be paid under this Plan to the Participant (or to the spouse or beneficiary of a Participant, as the case may be) such amounts of Normal Retirement Income, Early Retirement Income, Disability Retirement Income, Survivorship Retirement Income, Additional Early Retirement Benefit, Additional Disability Retirement Benefit, or any other benefits, including benefits distributed upon termination of the Plan, as would have been paid to such the Participant (or the spouse or beneficiary of a Participant) under the Retirement Plan without regard to the limitation on benefits imposed by
     Section 415 of the Internal Revenue Code of 1986, as amended (the "Code") and the limitation on compensation imposed by Section 401(a)(17) of the Code.

     The benefit so computed shall be reduced by the actual benefits payable to or with respect to the Participant under the Retirement Plan and the Supplemental ERISA Excess Plan of Citibank, N.A. and Affiliates.


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3.   Upon the event which gives rise to a payment under this Plan (or as soon thereafter as practicable) the Employer shall enter into a contract with the Participant or beneficiary entitled to such payment, which contract shall stipulate the amount and terms of payments to be made under this Plan.

4. This Plan shall be an unfunded plan maintained by Citibank and its Affiliates primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA. The Employer shall be under no obligation to set aside any funds for the purpose of making payments under this Plan. Any payments hereunder shall be made out of the general assets of the Employer.

5.   This Plan shall be administered by the United States Benefits Committee.

6. A Participant may make a claim for benefits under this Plan by filing a claim in writing with Corporate Human Resources (the "Claims Administrator") on a form prescribed by the United States Benefits Committee. Within 90 days after receipt of such claim, the Claims Administrator will notify the Participant in writing as to whether the claim has been granted or denied in whole or in part. If the claim is denied in whole or in part, the written notification shall set forth the following in a manner calculated to be understood by the participant:

                         (1)  the specific reason or reasons for the denial;

                         (2) specific reference to pertinent Plan provisions on which the denial is based;

                         (3) a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary; and


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                         (4)  an explanation of the review procedures set forth
                              below.

     Within 60 days after the claim has been denied, the Participant may file a written request for review of the denied claim with the Claims Administrator. The Participant shall also be entitled to examine pertinent documents and submit issues and comments in writing. Any decision on review shall be in writing, shall include specific reasons for the decision (including reference to the pertinent Plan provisions on which the decision is based) and shall be written in a manner calculated to be understood by the Participant. Such decision shall be made not later than 60 days, or 120 days in special circumstances determined by the Claims Administrator, after receipt of the Participant's request for review.

7. The United States Benefits Committee shall have the right at any time to amend this Plan in any respect, or to terminate this Plan.

8.   This Plan shall terminate when the Retirement Plan terminates.